Exhibit 1.1

25 West 39th Street, 8th floor, New York, NY 10018

LEX-Markets.com

212-655-9816

January 7, 2021

Regal 286 Lenox LLC

Regal Acquisitions

295 Fifth Ave, Suite 1012

New York, NY 10016

Attention: Alexander Smith

Re: Engagement Letter

Ladies and Gentlemen:

This letter agreement, together with the Annex I (Additional Provisions), the Annex II (Indemnification Provisions), and Annex III (Platform Terms) attached hereto (collectively, this “Agreement”) confirms the agreement by and between LEX Markets LLC, a Delaware limited liability company, Member: FINRA/SIPC, and Regal 286 Lenox LLC, a limited liability company (“Sponsor,” and collectively with the Issuer (as described in Section 6 below), the “Company”), as follows. This letter agreement replaces and supersedes the Engagement Letter by and among SDDco Brokerage Advisors LLC, LEX Markets Corp. and Regal 286 Lenox LLC, dated as of January 23, 2020.

1)	Engagement. The Company hereby engages LEX Markets to act as the Company’s exclusive financial advisor, selling agent and arranger in connection with one or more potential Financings (as defined below). As used in this Agreement, the term “LEX Markets” will be deemed to refer to and include LEX Markets LLC, and its respective affiliates, controlling persons (within the meaning of the US federal securities laws), stockholders, members, directors, officers, managers, employees, consultants, legal counsel, and agents, and each of their respective heirs, successors, and assigns.

2)	Services. LEX Markets hereby accepts the engagement and agrees to assist the Company with respect to the following, to the extent requested by the Company and appropriate under the circumstances:

a)	Review and analysis of the business, financial condition and prospects of the Company; and

b)	In connection with any Financing, (i) review of the current capital markets environment and potential financing alternatives for the Company; (ii) assist the Company in the preparation and implementation of a marketing plan with respect to the proposed Financing, including a list of the prospective investors (“Investors”) to be contacted by LEX Markets; (iii) assist the Company in the preparation of marketing materials, including the Offering Materials (as defined in the Annex I (Additional Provisions) attached hereto), concerning the Company and the Financing, for distribution and presentation to prospective Investors; (iv) assist the Company in distributing marketing materials to Investors and in coordinating prospective Investors’ due diligence investigations; (v) assist the Company in structuring the Financing, including providing advice regarding various structuring alternatives and potential financial terms for the Financing; (vi) identification and solicitation of, and the review of proposals received from, Investors with respect to the Financing; and (vii) assist the Company in negotiation of the terms of the Financing and coordination of the consummation of the Financing.

Regal 286 Lenox LLC Engagement Letter January 7, 2021

3)	Compensation. In consideration of LEX Markets’ services pursuant to this Agreement, the Sponsor agrees to pay, or cause to be paid, to LEX Markets the following compensation:

a)	Due Diligence Fee. A lump sum deposit in the amount of twelve thousand Dollars ($12,000.00), payable by the Sponsor to LEX Markets upon the execution of this Agreement, to cover due diligence expenses comprising of costs associated with, amongst other things, legal and financial due diligence review, including costs for third-party real estate vendor reports. This Due Diligence Fee shall be credited towards any Financing Fees, payable under Section 3(b) below, and will be reimbursed to Sponsor to the extent not actually incurred if no fee becomes due under Section 3(b) below.

b)	Financing Fees. A cash fee, payable by the Sponsor (“no load” to purchasers of Securities) upon consummation of any Financing, net of any Due Diligence Fee paid in accordance with Section 3(a) above, and equal to the sum of the following amounts (collectively, a “Financing Fee”):

i)	3.00% of the aggregate gross proceeds in any Financing (as defined below)

It is expressly acknowledged and agreed that a separate Financing Fee will be paid to LEX Markets with respect to each Financing in the event of consummation of more than one Financing. The Financing Fees cover offering expenses incurred by the Company for third-party services associated with the Financing, including without limitation, placement fee, expenses related to state securities law (Blue Sky) compliance, and fees for third-party service providers engaged by the Company, such as issuer’s legal counsel, independent auditors, securities custodian, clearing broker, and transfer agent. In the event that the Company’s financial statements are required to be reconciled to conform to U.S. Generally Accepted Accounting Principles (GAAP), the Financing Fees shall cover the costs incurred by the Company for such reconciliation; provided, however, that any unexpected circumstances encountered during the performance of these services that warrant additional time or expense that result in costs in excess of previously agreed upon estimates between the Company, LEX Markets, and the service provider, shall be paid by the Company.

c)	Platform Fees. The Issuer will enter into a separate Platform Agreement with LEX Markets that will contain the material terms set forth in the attached Annex III.

4)	Expenses. In the event that (i) this Agreement is terminated by the Company prior to the consummation of any Financing, or (ii) Sponsor fails to obtain, with respect to the Property, all applicable permits, licenses, certificates, and government approvals, including without limitation, certificates of occupancy, within sixty (60) days of the date hereof, then in each case, within five (5) calendar days of receiving notice of such termination or failure, the Company will reimburse, or cause to be reimbursed, LEX Markets for all documented out-of-pocket expenses reasonably incurred by LEX Markets in connection with the rendering of its services under this Agreement including, without limitation, the reasonable fees and disbursements of legal counsel and due diligence expenses.

5)	Term and Termination. LEX Markets’ engagement hereunder may be terminated at any time by either LEX Markets or the Company upon written notice of termination to the other party, without liability or continuing obligation on the part of the Company or LEX Markets except as expressly provided herein. In all cases Section 4 through and including Section 11, and the Annex I (Additional Provisions) and the Annex II (Indemnification Provisions) attached hereto, will survive any termination of LEX Markets’ engagement hereunder.

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

6)	Definitions. For purposes hereof:

(a)	The term “Issuer” refers to the special purpose vehicle to be formed by the Sponsor for the purpose of (i) acquiring membership interest in the Sponsor, and (ii) either by itself or together with the Sponsor, as co-issuer, issuing Issuer’s Securities in connection with the Financing.

(b)	The term “Financing” means one or a series of public or private offering transactions (whether related or unrelated and whether effected within or outside of the United States), including a potential qualified primary offering under Regulation A, in which the Company enters into a contribution agreement on terms satisfactory to LEX Markets, with the Issuer.

(c)	The term “Regulation A” means Regulation A promulgated under the Securities Act of 1933, as amended.

(d)	The term “Securities” means common stock, straight or convertible preferred stock, limited liability company interests, convertible debt, other equity interests or equity instruments or any other equity- linked securities of any kind, hybrid capital and/or options, warrants or other rights to acquire any of the foregoing.

(e)	The term “Transaction” means any Financing.

(f)	The term “Transaction Counterparty” includes any Investor, any person or entity acting together with another Transaction Counterparty, and any entity formed by a Transaction Counterparty, and any person or entity acting together with a Transaction Counterparty or their respective affiliates (within the meaning of the United States Securities Exchange Act of 1934, as amended), in each case in connection with or for the purposes of entering into a Transaction.

7)	Additional Agreements. The provisions set forth in the Annex I (Additional Provisions) and the Annex II (Indemnification Provisions) and Annex III (Platform Terms) attached hereto are incorporated herein in their entirety.

8)	CERTAIN ACKNOWLEDGEMENTS.

(a)	THE COMPANY ACKNOWLEDGES AND AGREES THAT LEX MARKETS WILL ACT SOLELY AS THE COMPANY’S SELLING AGENT AND ARRANGER IN CONNECTION WITH ANY FINANCING AND THIS AGREEMENT DOES NOT CONSTITUTE AN EXPRESS OR IMPLIED COMMITMENT OR UNDERTAKING ON THE PART OF LEX MARKETS AND/OR ANY OF ITS AFFILIATES TO UNDERWRITE, PROVIDE OR PLACE ALL OR ANY PART OF ANY FINANCING AND DOES NOT ENSURE OR GUARANTEE THE SUCCESSFUL COMPLETION OF ANY FINANCING OR ANY PORTION THEREOF. THE COMPANY FURTHER ACKNOWLEDGES AND AGREES THAT ANY SUCH COMMITMENT WITH RESPECT TO A FINANCING (IF, AS AND WHEN PROVIDED) WOULD BE SUBJECT TO VARIOUS CONDITIONS, INCLUDING BUT NOT LIMITED TO SATISFACTORY COMPLETION OF DUE DILIGENCE, RECEIPT OF INTERNAL APPROVALS, MARKET CONDITIONS AND THE EXECUTION AND DELIVERY OF MUTUALLY ACCEPTABLE DEFINITIVE DOCUMENTATION FOR THE RELEVANT TRANSACTION.

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

9)	Notice. Each party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other party at its address set out below (or to any other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section 9.

(b)	If to the Company:	Regal 286 Lenox LLC
295 Fifth Ave, Suite 1012, New York, NY 10016

Attn.: Alexander Smith
alex@regalacquisitions.com

(c)	If to LEX Markets:	25 W 39th Street, FL. 8, New York, NY 10018
(212) 655-9816; legal@lex-markets.com
Attn.: Jamshaid Khan, General Counsel

10)	JURY TRIAL WAIVER. EACH OF LEX MARKETS AND THE COMPANY HEREBY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS AND CREDITORS) ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, ANY TRANSACTION).

11)	Governing Law. This Agreement and all controversies arising hereunder or relating hereto will be governed by, and construed and enforced in accordance with, the laws of the State of New York, other than any principle of conflicts of laws thereof which would result in the applicable of the laws of another jurisdiction to this Agreement or any controversies arising hereunder or relating hereto.

12)	Counterparts. For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto, each of which will be an original instrument and all of which taken together will constitute one and the same Agreement. Delivery of a signed counterpart of this Agreement by e-mail, portable document format (.pdf) or facsimile transmission will constitute valid and sufficient delivery thereof.

13)	Entire Agreement. This Agreement and all related attachments, exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement supersedes and replaces in its entirety the letter agreement dated January 23, 2020, by and between the Company, LEX Markets Corp., and SDDco Brokerage Advisors LLC.

* * * *

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

We are delighted to accept this engagement and look forward to working with you on this important assignment. Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this Agreement.

Very truly yours,

LEX Markets LLC

By:

Name:	Michael Friedman
Title:	CEO

Accepted and agreed to

as of the date first written above:

Regal 286 Lenox LLC

By:
Name:	Alexander Smith
Title:	Authorized Signatory

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

ANNEX I

ADDITIONAL PROVISIONS

Capitalized terms used herein without definition will have the meanings ascribed thereto in the letter agreement, dated as of October 23, 2020 (as amended from time to time), by and between Regal 286 Lenox LLC and LEX Markets LLC. (“LEX Markets”). References to the “Company” shall be deemed to refer to, and include, the Issuer.

1) During the period of LEX Markets’ engagement hereunder, the Company will furnish or arrange to have furnished to LEX Markets’ all information concerning the Company, any Transaction and, to the extent within the Company’s control, any Transaction Counterparty that LEX Markets reasonably deems appropriate for purposes of this engagement and will provide LEX Markets with access to the Company’s and, to the extent within the Company’s control, any such Transaction Counterparty’s respective affiliates, directors, officers, employees, financial advisors, legal counsel, consultants, independent accountants, actuaries, appraisers and other advisors and agents (collectively with respect to each of the foregoing, its “Representatives”). In addition, the Company agrees promptly to advise LEX Markets of any material event or change in the business, affairs and/or condition (financial or otherwise) of the Company, and to the extent within the Company’s knowledge, any Transaction Counterparty that occurs during the term of this Agreement.

2) The Company represents and warrants that all information (i) made available by the Company or its Representatives to LEX Markets or to any Transaction Counterparty, (ii) contained in any placement memorandum, offering circular, prospectus or similar disclosure document and/or posted on any electronic data- room in connection with any Transaction (as amended and supplemented from time to time, any “Offering Materials”) or (iii) contained in any filing by the Company with any governmental or regulatory agency or commission or any rating agency (each of the foregoing, an “Agency”) with respect to any Transaction in all such cases will, at all times during the period of the engagement of LEX Markets hereunder, be true, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading. The Company further represents and warrants that any financial projections, other estimates and other forward-looking information furnished by the Company or its Representatives to LEX Markets, any Transaction Counterparty and/or any Agency, or contained in any Offering Materials, will have been prepared in good faith, will be based upon assumptions that, in the light of the circumstances under which they are made, are reasonable and will reflect the best then-currently available estimates and judgments of such furnishing party as to the expected future performance of the business or entity referred to therein.

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

3) The Company acknowledges, agrees and confirms that the Company will be solely responsible for the contents of any Offering Materials and that, in providing its services pursuant to this Agreement, LEX Markets: (i) is and will be entitled to rely upon and assume the accuracy, completeness and reasonableness of all information furnished by the Company, any Transaction Counterparty and their respective Representatives, or available from reputable public sources, data suppliers and other third parties; (ii) does not and will not assume responsibility, obligation or liability for the accuracy, completeness, reasonableness or achievability of any such information; (iii) will have no responsibility or obligation to independently verify such information or to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off- balance sheet assets and liabilities) of the Company, any Transaction Counterparty or any other party; (iv) will assume that all financial projections, synergy estimates, other estimates and other forward-looking information that may be furnished by or discussed with the Company, any Transaction Counterparty and their respective Representatives will have been reasonably prepared and reflect the best then-currently available estimates and judgments of the Company’s management as to the expected future performance of the relevant business or entity and the realization of any such synergies; (v) will express no independent view, opinion, representation, guaranty or warranty regarding the reasonableness or achievability of any such financial projections, synergy estimates, other estimates and other forward-looking information or the assumptions upon which they are based; and (vi) will have no responsibility or obligation to evaluate the solvency of the Company, any Transaction Counterparty or any other party under any relevant law relating to bankruptcy, insolvency or similar matters. LEX Markets’ provision of services pursuant to this Agreement is subject to the completion of a satisfactory due diligence investigation of the Company. The Company further acknowledges and agrees that LEX Markets’ role in connection with any due diligence investigation will be limited solely to performing such review as it will deem necessary to support its own financial advice and analyses and will not be on behalf of the Company or any other person or entity.

4) The Company hereby authorizes LEX Markets to use and distribute Offering Materials and other information and documents provided by the Company or its Representatives pursuant to this Agreement to solicit prospective Transaction Counterparties. The Company agrees that, until the termination of this Agreement, the Company will not initiate, solicit or (except through LEX Markets) enter into any discussions or negotiations with any potential Transaction Counterparties or other third parties (including without limitation financial institutions, consultants, brokers, finders, placement agents, underwriters or similar parties) in connection with any Transaction. In the event that, during the period of the engagement of LEX Markets hereunder, the Company or any of its Representatives is contacted by or on behalf of any party concerning a potential Transaction, the Company will promptly so inform LEX Markets so that LEX Markets can evaluate such party and its interest and assist the Company in any subsequent discussions. The Company will also disclose to LEX Markets any discussions, negotiations or inquiries with respect to the Company and/or any Transaction that have occurred during the one-year period prior to the date of this Agreement. In addition, the Company will keep confidential and will not disclose or distribute to any person or entity (other than its Representatives) the Offering Materials or any other materials related to any Transaction, or otherwise advertise to or solicit Transaction Counterparties with respect to any Transaction, without LEX Markets’ consent.

5) All advice (written or oral) provided by LEX Markets in connection with its engagement hereunder (i) is intended solely for the benefit and use of the Company’s Board of Directors (or any other such similar governing body and, in any event, solely in its capacity as such), (ii) is not and will not be deemed to constitute a recommendation to the Company’s Board of Directors (or any similar governing body) or the Company with respect to any Transaction or any other matter and (iii) is not intended for the benefit and use by, and with respect to any Transaction will not constitute any recommendation to, the Company’s affiliates and related persons and entities (including, without limitation, any investment funds and portfolio companies owned in whole or in part or advised or managed by the Company or its affiliates and any controlling or non-controlling stockholder(s), member(s), employee(s) or other controlling or non-controlling financially interested person or entity with respect to the Company or its affiliates). The Company agrees that, notwithstanding any expiration or termination of LEX Markets’ engagement hereunder, no such advice provided by LEX Markets will be used or relied upon for any other purpose or by any other person or entity, be disclosed publicly or made available to third parties or be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor will any public references to LEX Markets be made by the Company, in each case without LEX Markets’ prior written consent.

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6)	In connection with any Financing, the Company represents, warrants and agrees that:

a)	Neither the Company nor any person or entity acting on its behalf will, directly or indirectly (except through LEX Markets and/or its affiliates), sell or offer, or attempt or offer to dispose of, or solicit any offer to buy, or otherwise approach or negotiate with respect to, any Securities, or any securities of the same or similar class as such Securities, or take any other action so as to cause the offer and sale of the Securities to fail to be entitled to exemption(s) from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), including Regulation A thereunder.

b)	None of the Company and its affiliates, nor any person or entity acting on its or their behalf, has made or caused to be made (and will not make or cause to be made) any offers or sales of securities of the same or a similar class as the Securities that would be integrated with the Transaction, and no such offers or sales are currently being made or contemplated (in each case, whether pursuant to outstanding warrants, options, convertible or exchangeable securities, acquisition agreements or otherwise). As used in this Agreement, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

c)	The Company shall make in a timely manner all filings and provide in a timely manner all notices with the Securities and Exchange Commission (the “SEC”) or any state securities law with respect to the offering and sale of the Securities as may be required by the Securities Act and will promptly furnish to LEX Markets copies thereof (to the extent not available on EDGAR). The Company will, where required, qualify the Securities and the offer and sale of the Securities under the “blue sky” laws or other securities laws of each jurisdiction in which any offers or sales of the Securities may take place.

d)	Each sale of Securities to a Transaction Counterparty in any Financing will be evidenced by a subscription agreement (“Subscription Agreement”) between the Company and such Transaction Counterparty, in form and substance reasonably satisfactory to LEX Markets and/or its affiliates and containing customary representations, warranties, covenants, indemnification provisions and closing conditions. All representations, warranties or agreements made or given by the Company to any purchaser of Securities and by any purchaser of Securities to the Company also will extend for the benefit of LEX Markets and/or its affiliates as the selling agent. Any opinion or opinions of the Company’s legal counsel, any letter or letters of accountants and any certificates of the Company’s officers that are delivered to any purchaser of Securities also will be addressed to LEX Markets and/or its affiliates as selling agent or will state that LEX Markets and/or its affiliates will be entitled to rely upon such document to the same extent as if it had been addressed to LEX Markets and/or its affiliates.

e)	The Company agrees promptly from time to time to take such actions as LEX Markets and/or its affiliates may reasonably request in connection with marketing the Securities, including but not limited to registration or qualification of the Securities for offering and sale under the laws of such jurisdictions as LEX Markets and/or its affiliates may reasonably request. Any applicable filings will be prepared by the Company’s legal counsel, whose fees and disbursements in connection therewith will be for the account of the Company.

7)	It is understood that the Company shall have the right, in its discretion, to reject any offer received by LEX Markets to purchase Securities, as a whole or in part, and any such rejection shall not be deemed a breach of the Company’s agreements contained herein.

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

8)	The Company hereby acknowledges that:

a)	LEX Markets and its affiliates engage or may engage in a wide range of financial services activities for their own accounts and the accounts of customers, including but not limited to asset and investment management, investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, LEX Markets or its affiliates may (i) provide such financial services to any Interested Party (as defined below), for which services LEX Markets or certain of its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain debt or equity securities, bank debt and derivative products of or relating to any Interested Party. In particular, certain of LEX Markets’ affiliates and accounts managed by such affiliates may arrange or participate in financing for or by the Company or any Transaction Counterparty in connection with any Transaction. Furthermore, LEX Markets or its affiliates and its or their respective directors, officers, employees, representatives and agents may have investments in any Interested Party. For purposes hereof, the term “Interested Party” includes, without limitation, the Company, each Transaction Counterparty, each other participant in any Transaction and each of their respective affiliates.

b)	At any given time, LEX Markets and/or its affiliates may be engaged by one or more entities that may be competitors with, or otherwise adverse to, the Company in connection with matters unrelated to any Transaction. As a result, it is possible that LEX Markets may from time to time be involved in one or more capacities that, directly or indirectly, may be or may be perceived as being adverse to the interests of the Company in the context of a potential Transaction or otherwise. Moreover, LEX Markets and/or its affiliates may, in the course of other client relationships, have or in the future acquire or come into possession of information material to the interests of the Company in the context of a potential or actual Transaction or otherwise which, by virtue of such other client relationships, LEX Markets is not or will not be at liberty to disclose.

c)	LEX Markets and/or its affiliates, directors, officers, employees, representatives and/or agents may participate as a principal in connection with any Transaction. The Company hereby expressly acknowledges the benefits to the Company of LEX Markets’ and/or such parties’ activities in this regard and waives and releases, to the fullest extent permitted by law, any claims that the Company may have against LEX Markets and/or its affiliates, directors, officers, employees, representatives and/or agents with respect to any actual or perceived conflict of interest that may result from LEX Markets and/or such parties’ activities in this regard.

d)	LEX Markets does not provide accounting, tax or legal advice. The Company should consult with its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated by this Agreement, and LEX Markets has no responsibility or liability to the Company with respect such matters.

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9)	The Company agrees that LEX Markets may, at any time after the public announcement of any proposed or definitive Transaction, (i) publicize (whether in the form of a so-called “tombstone,” case study or otherwise) its involvement in such Transaction in customary investment banking pitch books, other client-oriented marketing materials (including e-mail blasts), LEX Markets’ or any of its affiliates websites and certain other customary media (including, without limitation, newspapers, periodicals, annual reports and other publicly-disseminated marketing materials) and (ii) include the Company’s name and logo and a description of LEX Markets role in connection with such publicity; provided, however, that LEX Markets will not disclose any information regarding such Transaction which is not already in the public domain (except that, in any event, LEX Markets may disclose its involvement in connection with such Transaction). If requested by LEX Markets, the Company agrees to use its commercially reasonable efforts to include a mutually acceptable reference to LEX Markets and its role as the Company’s financial advisor or selling agent and arranger, as the case may be, in connection with such Transaction in any press release or other public announcement which may be issued in connection with the matters described in this Agreement.

10)	To help the United States government fight the funding of terrorism and money laundering activities, federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person or entity with whom they do business as a condition to doing such business. Accordingly, the Company will provide LEX Markets upon request with certain identifying information or documents sufficient to verify the Company’s identity, including a government-issued identification number (e.g., a US taxpayer identification number) and certain other information or documents necessary to verify the Company’s identity (e.g., a certificate of incorporation, a government-issued business license, a partnership agreement or a trust instrument) and the identity of certain individual beneficial owners (e.g., 25% owners, executive officers and other mangers with significant control), including social security numbers.

11)	The Company represents, to the best of its knowledge, that none of (i) the Company, (ii) any person or entity controlling or controlled by the Company, (iii) any person or entity having a beneficial ownership interest in the Company and (iv) any person or entity for whom the Company acts as an agent or nominee is (x) a country, territory, individual or entity named on the US Treasury Department’s Office of Foreign Assets Control (“OFAC”) list, (y) a person or entity prohibited under the programs administered by OFAC (“OFAC Programs”) or according to other US government regulatory or enforcement agencies or (z) a country, territory, individual or entity named on another international sanctions list. The Company further represents that, to the best of its knowledge, none of the proceeds of any Transaction will be derived from or used for any purpose prohibited under the OFAC Programs or other international sanctions programs.

12)	Notwithstanding any agreement or representation, written or oral, by either the Company or LEX Markets in connection with any Transaction, the Company and its Representatives will have no obligation to LEX Markets to maintain the confidentiality of the tax treatment and tax structure of any Transaction or any materials of any kind (including opinions or other analyses) that are provided to the Company relating to such tax treatment and tax structure. As required by US Department of Treasury regulations, LEX Markets hereby informs the Company that (i) any discussion of federal tax issues contained or referred to in any materials prepared by LEX Markets in connection with its engagement hereunder is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code and (ii) such discussion is written to support the promotion or marketing of the matters addressed therein.

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13)	Each of the Company and LEX Markets irrevocably (i) submits to the jurisdiction of any court of the State of New York located in the Borough of Manhattan and/or the United States District Court for the Southern District of New York located in the Borough of Manhattan for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each, a “Proceeding”), (ii) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iv) agrees that such courts will have exclusive jurisdiction over any claims in any Proceeding, (v) agrees not to commence any Proceeding other than in such courts and (vi) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum or venue that is otherwise improper. Notwithstanding the foregoing, each party may enforce any judgement of any of the above-referenced courts in any other court with otherwise applicable jurisdiction.

14)	The Company acknowledges and agrees that LEX Markets will act under this Agreement as an independent contractor with obligations solely to the Company and is not being retained hereunder to advise the Company as to the underlying business and/or financial decision to consummate any Transaction or with respect to any related financing, derivative or other transaction. Nothing in this Agreement or the nature of LEX Markets’ financial advisory services will be deemed to create a fiduciary or agency relationship between (i) LEX Markets and (ii) the Company or its affiliates and related persons and entities (including, without limitation, any investment funds and portfolio companies owned in whole or in part or advised or managed by the Company or its affiliates and any controlling or non-controlling stockholder(s), member(s), creditor, employee or other controlling or non-controlling financially interested person or entity with respect to the Company or its affiliates) in connection with any Transaction or otherwise. The Company acknowledges that LEX Markets is not the agent of and is not authorized to bind the Company with respect to any action or decision. Other than as set forth in the Annex II (Indemnification Provisions) attached hereto or with respect to the Covered Persons (as defined below), nothing in this Agreement is intended to confer upon any other person or entity (including, without limitation, any of the foregoing parties’ respective affiliates, related persons and entities) any rights or remedies hereunder or related hereto. The Company agrees that LEX Markets and its affiliates, each of its and their controlling persons (within the meaning of the US federal securities laws), stockholders, members, directors, officers, managers, employees, consultants, legal counsel, representatives and agents and each of its and their respective heirs, successors and assigns (all of the foregoing, “Covered Persons”) will not have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) in contract, tort or otherwise to the Company or to any person or entity claiming through the Company or in the Company’s right in connection with the engagement of LEX Markets pursuant to this Agreement, the matters contemplated hereby or any financing or other Transaction or any conduct in connection therewith, except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the fraud, gross negligence or willful misconduct of such Covered Person. The Company further agrees that LEX Markets will have no responsibility for any act or omission by any of the Company’s other Representatives.

15)	Each of the Company and LEX Markets hereby represents and warrants to the other as follows: (i) it has all requisite power and authority to enter into this Agreement and perform its respective obligations hereunder; and (ii) this Agreement has been duly and validly authorized by all necessary action on its part, has been duly executed and delivered by it and constitutes its legal, valid and binding agreement of each, enforceable in accordance with the terms hereof.

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16)	The Company hereby further represents and warrants that no person or entity other than LEX Markets is, as a result of any action by or on behalf of the Company, entitled to compensation for services as a finder, broker, placement agent, or investment banker in connection with any Transaction.

17)	The respective indemnities, agreements, representations, warranties and other statements of the Company and LEX Markets, as set forth in this Agreement (including this Annex I and Annex II (Indemnification Provisions)) or made by or on behalf of the Company or LEX Markets, respectively, pursuant to this Agreement (including this Annex I and Annex II (Indemnification Provisions)), shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Company or LEX Markets, or any of their respective affiliates, or any controlling person thereof or of any such affiliate, or any director, officer, employee, representative or agent of any of the foregoing, and shall survive delivery of and payment for the Securities and termination of this Agreement.

18)	This Agreement (including this Annex I and the Annex II (Indemnification Provisions) and the Annex III (Platform Terms) attached hereto) embody the entire agreement and understanding of the Company and LEX Markets with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

19)	The provisions of this Agreement may not be waived, modified, amended or supplemented except in writing executed by the Company and LEX Markets.

20)	This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. The Company shall not assign this Agreement and its rights and obligations hereunder without the prior written consent of LEX Markets.

21)	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated.

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

ANNEX II

INDEMNIFICATION PROVISIONS

Capitalized terms used herein without definition will have the meanings ascribed thereto in the letter agreement, dated as of October 23, 2020 (as amended from time to time), by and between Regal 286 Lenox LLC and LEX Markets LLC (“LEX Markets”).

1) As used in these Indemnification Provisions, the term “LEX Markets” will be deemed to refer to and include LEX Markets LLC, and each of its respective controlling persons (within the meaning of the US federal securities laws), stockholders, members, directors, officers, managers, employees, consultants, legal counsel, representatives and agents, and its heirs, successors and assigns of each of the foregoing.

2) The Company hereby agrees to (a) indemnify and hold harmless LEX Markets, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards and other liabilities (whether direct, joint and several or otherwise) as and when incurred by LEX Markets (collectively, “Liabilities”) and (b) fully reimburse LEX Markets for any and all fees, costs, expenses and disbursements (in all such cases, whether legal or otherwise) as and when incurred by LEX Markets (collectively, “Expenses”), including but not limited to those of investigating, preparing for (including, without limitation, preparing, reviewing or furnishing documents), participating in, defending against or giving testimony with respect to any private, regulatory, self-regulatory or governmental requests, inquiries, investigations, actions, claims, interrogatories, subpoenas, suits, litigation, proceedings or injunctions, whether or not in connection with any threatened or actual litigation, arbitration or other dispute resolution process and whether or not LEX Markets is a direct party thereto (collectively, “Actions”), in the case of each of the foregoing clauses (a) and (b) whether directly or indirectly caused by, relating to, based upon, arising out of or in connection with any of the following: (1) any advice or services requested of, or rendered or to be rendered by, LEX Markets pursuant to this Agreement, (2) any actions or inactions by LEX Markets with respect to this Agreement, (3) any financing or other transaction or (4) the determination and enforcement by LEX Markets of its rights pursuant to this Agreement (including, without limitation, these Indemnification Provisions); provided, however, such indemnification agreement will not apply to any portion of any such Liability or Expense that is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the fraud, gross negligence or willful misconduct of LEX Markets.

3) If any Action is commenced as to which LEX Markets proposes to demand indemnification hereunder, it will notify the Company with reasonable promptness; provided, however, that any failure by LEX Markets to notify the Company will not relieve the Company from its obligations hereunder. LEX Markets will have the right to retain legal counsel of its own choice to represent it, and the Company will pay the Expenses of such legal counsel; and such legal counsel will, to the extent it believes consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company. The Company will be liable for any settlement of any claim against LEX Markets made with the Company’s written consent, which consent will not be unreasonably withheld, delayed or conditioned. The Company will not, without the prior written consent of LEX Markets, (a) settle or compromise any claim, (b) permit a default or (c) consent to any settlement or other such agreement or the entry of any judgment, in all of the foregoing cases, in connection with or related to any Action with respect to which indemnification or contribution may be sought hereunder (whether or not LEX Markets is an actual or potential party to such Action).

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

4) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is unavailable, in whole or in part, for any reason, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and LEX Markets, on the other hand, will contribute to the Liabilities and Expenses to which the indemnified persons may be subject (a) in accordance with the relative benefits received (or anticipated to be received) by the Company, on the one hand, and LEX Markets, on the other hand, in connection with LEX Markets’ engagement hereunder or (b) if the allocation provided by clause (a) immediately above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a), but also the relative fault of the Company, on the one hand, and LEX Markets, on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses. The Company agrees for purposes of this paragraph that the relative benefits to the Company and LEX Markets of any contemplated financing or other transaction (whether or not closed) will be deemed to be in the same proportion as the total value paid, received or issued or contemplated to be paid, received or issued to or by the Company and its stockholders, creditors or contract counterparties in connection with such financing or other transaction bears to the fees paid or payable to LEX Markets pursuant to this Agreement. Notwithstanding the foregoing, LEX Markets will not be obligated to contribute any amount pursuant to this paragraph that exceeds the amount of fees previously received by LEX Markets pursuant to this Agreement. Each of the Company and LEX Markets hereby agrees that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the considerations referred to in this paragraph.

5) The Company’s indemnification, contribution, reimbursement and other obligations pursuant to these Indemnification Provisions will be in addition to any liability that the Company may otherwise have, at common law or otherwise, to LEX Markets and will be binding on the Company’s successors and assigns. These Indemnification Provisions will (a) apply to LEX Markets’ engagement pursuant to this Agreement, any activities or actions of LEX Markets relating to such engagement occurring prior to the date of this Agreement and any subsequent modification of or amendment to this Agreement and (b) remain in full force and effect following consummation of any Transaction and any termination or expiration of LEX Markets’ engagement pursuant to this Agreement.

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

ANNEX III

PLATFORM TERMS

Capitalized terms used herein without definition will have the meanings ascribed thereto in the letter agreement, dated as of [                    ], 2020 (as amended from time to time), among [                    ] and LEX Markets LLC ( “LEX Markets”).

Concurrently with the consummation of a Transaction, Issuer will enter into a Platform Agreement with LEX Markets that will contain the following material terms:

Services provided by LEX Markets:	●	Inclusion of Issuer’s Securities on the LEX Markets Platform
Services provided by third parties arranged by LEX Markets:	●	Ongoing legal services for Reg A reporting
	●	Ongoing auditing services
	●	Ongoing Blue Sky compliance
	●	Ongoing Transfer Agent services
	●	Ongoing servicing of income distribution
	●	Issuance of K-1s to public unitholders
	●	Public company D&O insurance
Annual Fee:	●	1% of year end public float (90 days trailing)
Term:	●	2-year initial term, 1-year auto renewals
	●	Early breakup fee

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Regal 286 Lenox LLC Engagement Letter January 7, 2021

Ongoing Eligibility Criteria:	●	Ongoing compliance with Reg A bad actor restrictions
	●	Timely filing of Reg A reporting & dividend record date notices
	●	Timely issuance of OpCo K-1
	●	>90% Qualifying Income under IRC 7704
	●	Tax elections to ensure fungibility of traded units
	●	Maximum indebtedness covenant
	●	Prohibition on cross-collateralization of assets
	●	Significant Manager co-investment in the Company at same seniority as public unitholders
	●	Independent review and approval of related party transactions
	●	Restrictions on disclaimers of Manager Fiduciary duties
	●	Manager of Company must concurrently serve as Manager of Issuer
	●	Income/Dividend distribution to be monitored by independent servicer

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